Exhibit 99.1

Isabella Bank Receives Regulatory Approval to Purchase Saginaw Branch from Flagstar Bank, FSB
Mt. Pleasant, Michigan, July 2, 2015: Steven D. Pung, President of Isabella Bank, announced today that on June 25, 2015, the Federal Reserve Bank of Chicago, acting under authority delegated by the Board of Governors of the Federal Reserve System, approved the application filed by Isabella Bank to purchase certain assets and assume certain liabilities of a branch of Flagstar Bank, FSB (Flagstar) located at 4975 Bay Road, Saginaw, Michigan. The purchase includes a total of approximately $43 million in deposits. Subject to Flagstar's receipt of regulatory approvals and the satisfaction of customary closing conditions, the branch purchase is expected to close on or about July 31, 2015.
“We are excited to expand our services in Saginaw, Michigan. Our acquisition of Flagstar’s Saginaw branch demonstrates our commitment to the Saginaw County community, who we currently serve through two full-service branches in Freeland and Hemlock. We look forward to welcoming our new customers as well as developing new relationships in the community,” commented Pung.

Headquartered in Mt. Pleasant, Isabella Bank operates 27 branch locations throughout mid-Michigan and is a wholly owned subsidiary of Isabella Bank Corporation, a community-focused, financial holding company with assets of approximately $1.57 billion. Total assets under management are $2.26 billion which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $685.25 million.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).

Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.